Exhibit 99.61

Greatest Satisfaction Preserving Granddaughter's Cord Blood Stem Cells

SANTA MONICA, Calif., March 5 /PRNewswire-FirstCall/ -- 'I have never experienced greater satisfaction than the gift of preserving my granddaughter's cord blood stem cells.'

The quote, from Greg Smith, CEO, Mountain State Blue Cross Blue Shield (MSBCBS), is in reference to the storage of umbilical cord blood by CorCell, Philadelphia, Pa., a Cord Blood America, Inc. (OTC Bulletin Board: CBAI) company.

Mr. Smith continues: 'The thought of possibly protecting Gracie from a serious disease long after I'm gone is an incredible feeling. I am hopeful many more MSBCBS customers will take advantage of the discount CorCell offers our members.'

'We are an umbilical cord blood stem cell preservation company (http://www.cordblood-america.com) focused on bringing the life saving potential of stem cells to families nationwide and internationally,' said Matthew Schissler, CEO. 'To learn about a testimonial, such as the one from Greg Smith, tells me we are in exactly the right sector at the right time to both assist families and to provide a significant opportunity for those who invest.'

'Stem cells are used today in the treatment of various blood cancers including leukemia, lymphoma, and myelomas such as Hodgkin's Disease and are used to treat benign blood diseases such as anemia and immune deficiency disorders,' Mr. Schissler said. 'Their potential use in fighting our most intractable diseases in the future, including diabetes and heart disease, is enormous. We can understand why Mr. Smith is so enthused over his gift of life.'

Mountain State Blue Cross Blue Shield serves the entire state of West Virginia, providing health care coverage for more than 425,000 members. MSBCBS is an independent licensee of the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans.

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at http://www.corcell.com. For investor information, visit http://www.cordblood-america.com.

     CONTACT:

     Paul Knopick

     E & E Communications

     949/707-5365

     pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.

Source: PR Newswire (March 5, 2008 - 5:00 AM EST)

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